 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 26, 2006

Forward Industries, Inc.
(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Green Road, Suite E Pompano Beach, FL	33064
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code

(954) 419-9544

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a material definitive agreement.

On Thursday, April 27, 2006, the Compensation Committee of the Company's Board of Directors determined to grant to Douglas W. Sabra, the Company's Chief Financial Officer, 20,000 shares of restricted common stock, effective as of the grant date of May 1, 2006.  The restricted stock will vest in three equal portions on the next three anniversary dates of the grant date.  The shares of restricted common stock were granted under the Company' 2006 Restricted Stock Plan approved at the Annual Meeting of Shareholders.

The Compensation Committee of the Company's Board of Directors also voted to approve a grant of options to purchase 10,000 shares of common stock grant to each of the Company's four Independent Directors, or 40,000 shares in the aggregate.  The date of grant date of the options is May 1, 2006, at an exercise price equal to the closing price of the Company's common stock on the Nasdaq SmallCap Market on the grant date.

Item 2.02 Results of Operations and Financial Condition.

On Wednesday, April 26, 2006, the Company issued a press release announcing its results of operations for the three and six-month period ended March 31, 2006.  A copy of the press release is attached as Exhibit 99.1.

Item 7.01 Regulation FD Disclosure

On Thursday, April 27, 2006 at approximately 11:15 AM in response to a shareholder's question during the Company's annual meeting, the Company's CEO stated that the Company's preference would be to use its cash to grow its business rather than buy back shares of common stock under present market conditions or pay a cash dividend.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1            Press release issued on April 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forward Industries Inc.,

By:

/s/ Jerome E. Ball

_______________________________________

Name Jerome E. Ball

Title: Chairman and Chief Executive Officer

Dated: April 27, 2006

EXHIBIT INDEX

Exhibit No.            Description

Exhibit 99.1            Press release issued by the Company on April 26, 2006